Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

          We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4, No. 333-106890) and related Prospectus of United Bankshares, Inc. for the registration of 3,088,234 shares of its common stock and to the incorporation by reference therein of our report dated February 20, 2003, with respect to the consolidated financial statements of United Bankshares, Inc. and subsidiaries incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Charleston, West Virginia
August 6, 2003